Exhibit 10.14

OPTION ACCELERATION AGREEMENT

This Option Acceleration Agreement, effective as of June 15, 2006 is entered into by and between Ellie Mae, Inc., a California corporation (the “Company”), with its principal offices located at 4140 Dublin Blvd., Suite 300, Dublin, CA 94568, and                      (the “Executive”).

The Executive is employed by the Company and the Company and the Executive desire to make certain arrangements applicable in the event of termination of the Executive’s employment in the circumstances provided herein. The Executive is a skilled and dedicated employee who has important management responsibilities and talents which benefit the Company. The Company believes that its best interests will be served if the Executive is encouraged to remain with the Company. The Company has determined that the Executive’s ability to perform the Executive’s responsibilities and utilize the Executive’s talents for the benefit of the Company, and the Company’s ability to retain the Executive as an employee, will be significantly enhanced if the Executive is provided with the protection provided by this Agreement. Accordingly, the Company and the Executive agree as follows:

1.	Termination Events Resulting in Option Acceleration

(a)    Following a “change of control” of the Company, in the event (i) the Executive’s employment by the Company, or its successor, is terminated by the Company, or its successor, other than for “just cause”, or (ii) the Executive terminates his employment with the Company, or its successor, with “good reason”, in either case within 24 months after such “change of control”, then all options to purchase shares of common stock of the Company, or its successor, then held by the Executive shall, notwithstanding any contrary provision in any applicable stock option plan or stock option agreement, become fully vested and exercisable as of the date immediately preceding the date of such termination and the Executive shall be permitted to exercise all of such options until the originally stated expiration date in the applicable stock option agreement.

(b)    For purposes of this Agreement, a “change of control” shall mean

(i)    a sale, transfer or disposition of all or substantially all of the Company’s assets other than to (A) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of Common Stock, or (C) an “Excluded Entity” (defined in subsection (ii) below); or

(ii)    any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction with or into another corporation, entity or person in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding in the continuing entity or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the continuing entity (or the surviving entity) outstanding immediately after such transaction (an “Excluded Entity”).

(c)    For purposes of the Agreement, “just cause” shall mean

(i)      gross negligence or incompetence in performing duties owed to the Company,

(ii)     insubordination or willful failure to follow Company policies or procedures,

(iii)    actions that are materially detrimental to the reputation and good standing of the Company, or

(iv)    gross misconduct, including abuse of alcohol or other drugs or substances or conviction (or a plea of nolo contendere) of a felony or serious misdemeanor.

(d)    For purposes of this Agreement, “good reason” shall mean one or more of the following occurring without Executive’s written consent.

(i)      Relocation of Executive’s place of employment by more than 50 miles,

(ii)     decrease in annual base compensation or target available bonus, or

(iii)    significant reduction in job authority, duties or responsibilities.

2.	Successors.

(a)    Company’s Successors.  Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, shall be obligated to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.

(b)    Executive’s Successors.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

3.	Miscellaneous Provisions.

(a)    Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)    Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Whole Agreement.  This Agreement contains all the legally binding understandings and agreements between Executive and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.*

(d)    Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof.

(e)    Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in San Francisco in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Discovery shall be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure, including (without limitation) such discovery as is specifically authorized by section 1283.05 of the California Code of Civil Procedure, without need of prior leave of the arbitrator under section 1283.05(e) of such Code. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrator and such Association and attorney fees shall be paid as determined by the arbitrator.

(f)    Term.  This Agreement shall remain in effect until the Company’s obligations to Executive have been discharged in full.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE:

COMPANY:

/s/ Sigmund Anderman
By: Sigmund Anderman
As Its: Chief Executive Officer